Exhibit 99.2
A SUMMARY SELECTED CONSOLIDATED CONDENSED COMBINED COMPANY
UNAUDITED PRO FORMA FINANCIAL INFORMATION
     At the close of business on February 29, 2008, First Priority completed its acquisition of Prestige Community Bank (“Prestige”), a de novo bank headquartered in Newtown, Bucks County, Pennsylvania. Prestige, with $28 million in total assets, $5.8 million in loans and $19.8 million in deposits as of February 29, 2008, operates from its main office in Newtown, Pennsylvania, and a second office in Pipersville, Pennsylvania.
     The acquisition was consummated pursuant to the Agreement and Plan of Merger, dated as of October 19, 2007, by and among First Priority, First Priority Bank, and Prestige. Under the Purchase Agreement, Prestige shareholders received one share of common stock and one warrant of First Priority for each share of common stock and each warrant of Prestige held immediately prior to the closing of the transaction. First Priority issued 976,137 shares of common stock and 195,227 warrants in the merger transaction. In connection with the merger, four directors of Prestige were appointed to the First Priority Board of Directors.
     The acquisition has been accounted for using the purchase method of accounting, which requires that the financial statements of First Priority include activity of Prestige effective March 1, 2008. Under the purchase method of accounting, First Priority will record the assets and liabilities of Prestige at their fair values on the closing date of the merger.
     The Selected Unaudited Pro Forma Condensed Statements of Financial Condition as of December 31, 2007 assumes that the merger was completed on that date. Prestige’s initial date of inception was April 4, 2007 and opened for business on October 16, 2007. The Selected Unaudited Pro Forma Condensed Statements of Operations for the period ended December 31, 2007, have been prepared under the assumption that the merger was completed on April 4, 2007, Prestige’s date of inception.
     The selected unaudited pro forma condensed financial information is presented for illustrative purposes only, and does not indicate either future results of operations or financial condition. The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that First Priority believes are reasonable. No assumptions have been applied to the selected pro forma condensed financial statements regarding possible revenue enhancements or expense efficiencies. Adjustments are included related to certain write-offs of software contracts and known asset dispositions. The selected unaudited pro forma condensed financial statements should be read in conjunction with First Priority’s and Prestige’s consolidated financial statements and related notes, which are included in this document.

Selected Unaudited Pro Forma Condensed Statements of Financial Condition
As of December 31, 2007

	First Priority	Prestige
	Stand-Alone	Stand-Alone
	December 31,	December 31,	Purchase		Pro Forma
	2007	2007	Adjustments		Combined
	(Dollars in thousands)
Assets
Cash and cash equivalents	$943	$509	$(960)	(1,2)	$492
Securities available for sale	45,026	33,995	0		79,021
Loans receivable, net of allowance for loan losses	104,152	2,035	(3,969)	(3,4)	102,218
Goodwill	0	0	1,166	(5)	1,166
Other assets	1,490	1,027	(197)	(6)	2,320

Total Assets	$151,611	$37,566	$(3,960)		$185,217

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$116,304	$13,820	$161	(3)	$130,285
Short-term borrowings	18,097	15,365	(3,997)	(4)	29,465
Long-term debt	390	0	0		390
Other liabilities	1,500	283	(26)	(7)	1,757

Total Liabilities	136,291	29,468	(3,862)		161,897

Shareholders’ Equity
Common equity	15,320	8,098	(98)	(2,3)	23,320

Total Shareholders’ Equity	15,320	8,098	(98)		23,320

Total Liabilities and Shareholders’ Equity	$151,611	$37,566	$(3,960)		$185,217

Notes:

(1)	To record cash paid for transaction costs.

(2)	To record receipt of cash for Prestige stock subscriptions issued prior to merger.

(3)	To record purchase accounting fair value adjustments for loans and deposits.

(4)	To eliminate Prestige’s secured borrowing outstanding with First Priority Bank at December 31, 2007.

(5)	To record goodwill.

(6)	To record purchase accounting adjustments to write off software contracts and fixed assets.

(7)	To record purchase accounting adjustment related to Prestige’s straight-line rent.

Selected Unaudited Pro Forma Condensed Statements of Operations
For the Period Ended December 31, 2007

	First Priority	Prestige (1)
	Stand-Alone	Stand-Alone
		For the
		Period from
		April 4, 2007
	For the Year	(Date of
	Ended	Inception) to
	December 31,	December 31,	Purchase		Pro Forma
	2007	2007	Adjustments		Combined
	(Dollars in thousands)
Interest Income
Loans receivable, including fees	$5,471	$14	$—		$5,485
Securities – taxable	496	3	—		499
Interest bearing deposits	2	11	—		13
Federal funds sold	1,097	243	(10)	(2)	1,330

Total Interest Income	7,066	271	(10)		7,327

Interest Expense
Deposits	4,267	69	—		4,336
Short-term borrowings	15	2	—		17
Long-term debt	11	0	—		11

Total Interest Expense	4,293	71	—		4,364

Net Interest Income	2,773	200	(10)		2,963

Provision for Loan Losses	421	25	—		446

Net Interest Income after Provision for Loan Losses	2,352	175	(10)		2,517

Non-Interest Income	265	1	—		266

Non-Interest Expenses
Salaries and employee benefits	3,242	1,403	—		4,645
Occupancy and equipment	412	284	—		696
Data processing equipment and operations	233	51	—		284
Other	1,106	656	—		1,762

Total Non-Interest Expenses	4,993	2,394	—		7,387

Net Loss	$(2,376)	$(2,218)	$(10)		$(4,604)

Notes:

(1)	Prestige Community Bank was formed and opened for business on October 16, 2007.

(2)	To reduce interest income for the effects of cash used in the acquisition based on an average rate earned on overnight investments of 4.5%, for the period from the date Prestige opened for business (October 16, 2007) to December 31, 2007.